As filed with the Securities and Exchange Commission on September 21, 2010
An Exhibit List can be found on page II-3.
Registration No. 333-168066

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOP GEAR INC.
(Exact name of Registrant as specified in its charter)

Delaware	2090	30-0473898
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification No.)

72 Yehudah HaMaccabi Street
Unit 11
Tel Aviv, Israel 61070
Tel: (011) (972) 52-570-3774
(Address and telephone number of Registrant's principal executive offices)

Delaware Business Incorporators, Inc.
3422 Old Capitol Trail
Suite 700
Wilmington DE 19808-6192
302.996.5819
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all Correspondence to:

SRK Law Offices
7 Oppenheimer Street
Rabin Science Park
Rehovot, Israel
Telephone No.: (718) 360-5351
Facsimile No.: (011) (972) 8-936-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered(¹)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(²)	Amount of Registration Fee
Common Stock, $0.0001 per share	1,620,000	$0.025	$40,500	$2.88
Total	1,620,000	$0.025	$40,500	$2.88

(¹)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(²)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2010

PROSPECTUS
Top Gear Inc.
A MAXIMUM OF 1,620,000   SHARES OF COMMON STOCK
OFFERING PRICE $0.025 PER SHARE

The selling stockholders named in this prospectus are offering for resale   1,620,000 shares of our common stock.  The selling stockholders have advised us that they will sell the shares of common stock from time to time after this prospectus is declared effective and they have set a fixed offering price for these securities of $0.025 per share of common stock offered through this prospectus unless and until our shares are quoted on the OTC Bulletin Board. Our selling stockholders have advised us that, if our shares are quoted on the OTC Bulletin Board, they will sell the shares of common stock from time to time at prevailing market prices or privately negotiated prices.  We will pay all expenses incurred in this offering.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

Prior to this offering, there has been no public market for our common stock and we have not applied for listing or quotation on any public market. The initial public offering price will be fixed at $0.025 per share. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board, although there is no guarantee that such application will be successful. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We are a development stage company and our auditors have issued a going concern opinion.  Even though we have commenced operations, we do not have sufficient capital to implement our marketing plan or to remain in business for the next twelve months.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be amended.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering.

The date of this prospectus is _______ __, 2010

TABLE OF CONTENTS

DESCRIPTION OF SECURITIES	40

PLAN OF DISTRIBUTION	43

EXPERTS	45

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE EXPERTS	46

INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from the information contained in this prospectus.  We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

SUMMARY INFORMATION

This summary is a brief overview of the key aspects of the offering and does not contain all of the information you should consider in making your investment decision. It highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 4.

Corporate Background

We were incorporated on December 31, 2007.  We are a development stage company that has not generated any revenues to date. We are focused on offering kosher supervision and certification services to food companies and producers that wish to add a kosher symbol to their product labels.  We plan to   market and distribute our kosher certification services by utilizing the internet as well as other more traditional marketing channels.

We must raise $72,980 from sources other than our operations in order to implement our marketing plan and remain in business for the next twelve months.  We have no financing plans at this time.  Our offices are currently located at 72 Yehudah HaMaccabi, Unit 11, Tel Aviv, Israel 61070. Our telephone number is (011) (972) 52-570-3774. We have secured a domain name www.go-kosher.net but do not currently have an operating website. Our fiscal year end is December 31.

Any website references (URL’s) in this Registration Statement are inactive textual references only and are not active hyperlinks. The contents of these websites are not part of this prospectus, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

The Offering

Shares of common stock being offered by the selling stockholders	1,620,000 shares of our common stock.

Offering price	$0.025 per share of common stock.

Number of shares outstanding before the offering	8,620,000

Number of shares outstanding after the offering if all the shares are sold	8,620,000

Our executive officers and Directors currently hold 81.21% of our shares, and, as a result, they retain control over our direction.

Market for the common stock
There is no public market for our common stock. After the effective date of the registration statement, we intend to have a market maker file an application on our behalf with the FINRA to have our common stock quoted on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary Financial Data

The following summary financial information for the period from December 31, 2007 (date of inception) through May 31, 2010, includes statement of operations and balance sheet data from our audited financial statements. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the financial statements and accompanying notes included in this prospectus.

	Five Months Ended May 31, 2010	Five Months Ended May 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	Cumulative from Inception

Revenues	$-	$-	$-	$-	$-
Operating Expenses	$13,449	$7	$31,618	$42,166	$87,233
(Loss) from Operations	$(13,449)	$(7)	$(31,618)	$(42,166)	$(87,233)
Other Income	-		-	-	-
Net (Loss)	$(13,449)	$(7)	$(31,618)	$(42,166)	$(87,233)
(Loss) Per Common Share	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Weighted Average Number of Common Shares Outstanding – Basic and Diluted	8,620,000	6,695,364	7,402,137	4,257,534

	As of May 31, 2010	As of December 31, 2009	As of December 31, 2008
Total Assets	$9,407	$16,716	$7,834
Total Current Liabilities	$6,000	$-	$-
Shareholders’ Equity (deficit)	$3,407	$16,716	$7,834
Total liabilities and shareholders’ equity	$9,407	$16,716	$7,834

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in us. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risks Relating to Our Lack of Operating History

1.  We have a going concern opinion from our auditors, indicating the possibility that we may not be able to continue to operate.

We have incurred net losses of $87,233 for the period from December 31, 2007, (date of inception), through May 31, 2010. We anticipate generating losses for the next 12 months.   Therefore, we may be unable to continue operations in the future as a going concern.  No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. As a result, we may not be able to obtain additional necessary funding.  There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We are a development stage company and may never be able to execute our business plan.

We were incorporated on December 31, 2007.  We currently have no products, customers, or revenues. Although we have begun initial planning for the marketing of our kosher certification, we may not be able to execute our business plan unless and until we are successful in raising additional funds.  We anticipate that we will require $72,980 to implement our marketing plan and to remain operational during the next twelve months. Even with this funding, if we do not generate any revenues within the next twelve months, we may require additional financing in order to establish profitable operations.   Even with such additional funding, there is no assurance that we will be profitable.  Moreover, such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable.  Failure to secure the needed additional financing will have a serious effect on our company's ability to survive.  At this time, there are no anticipated additional sources of funds in place.

3.  Our business plan may be unsuccessful.

The success of our business plan is dependent on our marketing our kosher certification services. Our ability to develop this market and sell our kosher certification services is unproven, and the lack of operating history makes it difficult to validate our business plan.  As a brand based company, marketing and sales will be driven through the marketing of our kosher supervision and certification services through launching an internet advertising campaign that will be timed to coincide with the launch of our website, and thereafter we will engage in radio, television and print advertising in national publications related to the food industry, in particular, the nutrition, health food, natural and organic food sectors.  In addition, the success of our business plan is dependent upon the market acceptance of our services and of our kosher certification as reputable and trustworthy.  Should the target market not be as responsive as we anticipate, we will not have in place alternate services or products that we can offer to ensure our continuing as a going concern.

4.  We have no operating history and have maintained losses since inception, which we expect to continue in the future.

Management believes that an additional investment of $72,980 will be sufficient to commence and continue our planned activities for approximately 12 months after the offering.  We also expect to continue to incur operating losses in future periods. These losses will occur because we do not yet have any revenues to offset the expenses associated with the marketing of our kosher certification services. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Risks Relating to Our Business

5.  Our executive officers and Directors have significant voting power and may take actions that may be different from actions sought by our other stockholders.

Our officers and Directors own approximately 81.21% of the outstanding shares of our common stock. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval.  This influence over our affairs might be adverse to the interest of our other stockholders.  In addition, this concentration of ownership could delay or prevent a change in control and might have an adverse effect on the market price of our common stock.

6.  Since our officers and Directors may work or consult for other companies, their other activities could slow down our operations.

Our officers and Directors are not required to work exclusively for us and do not devote all of their time to our operations.  Presently, our officers and Directors allocate only a portion of their time to the operation of our business.  Since our officers and Directors are currently employed full-time elsewhere, they are able to commit to us only up to 7 hours a week. Therefore, it is possible that their pursuit of other activities may slow our operations and reduce our financial results because of the slow-down in operations.

7.  Our officers and Directors are located in Israel.

Since all of our officers and Directors are located in Israel, any attempt to enforce liabilities upon such individuals under the U.S. securities and bankruptcy laws may be difficult.

In accordance with the Israeli Law on Enforcement of Foreign Judgments, 5718-1958, and subject to certain time limitations (the application to enforce the judgment must be made within five years of the date of judgment or such other period as might be agreed between Israel and the United States), an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the State in which the court is located, competent to render the judgment;
•	the judgment may no longer be appealed;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the State in which it was given.
An Israeli court will not declare a foreign judgment enforceable if:
•	the judgment was obtained by fraud;
•	there is a finding of lack of due process;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;
•	the judgment is in conflict with another judgment that was given in the same matter between the same parties and that is still valid; or
•	the time the action was instituted in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Furthermore, Israeli courts may not adjudicate a claim based on a violation of U.S. securities laws if the court determines that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear such a claim, it may determine that Israeli law, not U.S. law, is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process.

Our assets may also be held from time to time outside of the United States. Currently, none of our assets is held outside of the United States.   Since our Directors and executive officers do not reside in the United States it may be difficult for courts in the United States to obtain jurisdiction over our foreign assets or persons and, as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our Directors or executive officers in United States courts. Thus, investing in us may pose a greater risk because   should any situation arise in the future in which you have a cause of action against these persons or us, you may face potential difficulties in bringing lawsuits or, if successful, in collecting judgments against these persons or us.

8. Our officers have no experience in operating a kosher food certification business.

Since our officers and Directors have no experience in operating a kosher certification business or in the marketing of such services or the training of kosher food supervisors, our officers and Directors may make inexperienced or uninformed decisions regarding the operation of our business or the marketing of our services, which could harm our business and result in our having to suspend or cease operations, which could cause investors to lose their entire investment.

9.   We may not have effective internal controls.

In connection with Section 404 of the Sarbanes-Oxley Act of 2002, we need to assess the adequacy of our internal control, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls.  We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.  If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect investor confidence in our internal controls over financial reporting.

Risks Relating to Our Strategy and Industry

10.  Our success depends on independent contractors to provide the kosher food supervision services at the customer’s site.

We intend to outsource our kosher food supervision services to individuals who will be trained by us.  We will be relying on independent contractors for the supply of an integral component of the services that we will be offering to customers.  We may not be successful in developing relationships with these independent contractors, nor in properly training them to perform the necessary tasks.  In addition, these third party contractors may not dedicate sufficient resources or give sufficient priority to satisfying our requirements or needs.  There is no history upon which to base any assumption as to the likelihood that we will prove successful in selecting qualified third party independent contractors or in negotiating any agreements with them.  If we are unable to enter into relationships with qualified contractors on acceptable commercial terms, we may not be able to offer our services at competitive prices, and our sales may decrease.  In addition, because we will outsource the kosher food supervision services that we will be providing, we will not have complete control over the manner and delivery of the services. Any failure to deliver those services to our customers in a timely and professional manner may damage our reputation and brand, and could cause us to lose customers.

11.  We depend on market acceptance of our kosher food certification services.  If our kosher food certification services do not gain market acceptance, our ability to compete will be adversely affected.

Our success will depend in large part on our ability to successfully market our kosher food certification services.  Although we intend to differentiate our certification from our competitors, no assurances can be given that we will be able to successfully market our services or achieve consumer acceptance.  Moreover, failure to successfully commercialize our services on a timely and cost-effective basis will have a material adverse effect on our ability to compete in our targeted market.

12.   Failure to meet customers’ expectations could result in losses and negative publicity, which would harm our business.

If our certification services fail to meet our customers’ expectations, then our revenues may be delayed or lost due to adverse customer reaction.  In addition, negative publicity about us and our services could adversely affect our ability to attract or retain customers.  Furthermore, disappointed customers may initiate claims for damages against us, regardless of our responsibility for their disappointment.

13.  We need to retain individuals with knowledge of the laws of kosher food certification to support our services and ongoing operations.

The training and development of a team of professionals to supervise and certify products as kosher and to market our services to food manufacturers and distributors will place a significant strain on our limited personnel, management, and other resources.  Our future success depends upon the continued services of our executive officers who have critical knowledge of the kosher certification industry and knowledge of the laws of kosher food certification.  The loss of the services of any of our officers or the lack of availability of other skilled personnel would negatively impact our ability to market and sell our services, which could adversely affect our financial results and impair our growth.

14.   If we cannot build and maintain strong kosher certification loyalty our business may suffer.

We believe that the importance of our kosher certification symbol will increase as more companies use our kosher certification services.  Development and awareness of our brand will depend largely on our ability to successfully advertise and market our services.  If we are unsuccessful, our kosher certification may not be able to gain widespread acceptance among consumers who are looking for kosher certifications on their food products.  A failure to develop and maintain the credibility of our kosher symbol in the kosher food market could have a material adverse effect on our business, results of operations and financial condition.

15.   We may be unable to protect our kosher certification trademark.

Symbol recognition is critical in attracting consumers to our kosher certification services.  If we are unable to trademark our kosher certification symbol or to adequately protect our trade name against infringement or misappropriation, our competitive position in the food market may be undermined, which could lead to a significant decrease in the volume of manufactures and distributors products that will request our kosher certification.  Such a result would materially and adversely affect our results of operations.

16.   We may be unable to anticipate changes in our target market, which may result in decreased demand for our services.

Our success depends in part on our ability to obtain the approval of our kosher certification in our target market and to address any challenges to its reliability, as well as any anti-Jewish sentiments in connection with the provision of our services.  Consumer preferences with regard to stringencies relating to kosher food certification change from time to time and our failure to anticipate, identify or react to these changes could result in reduced demand for our kosher certification, which would adversely affect our operating results and profitability.

17.  We may incur losses as a result of claims that may be brought against us due to defective supervision and/or incorrect certification.

We may be liable if we mistakenly certify products as being kosher that in fact do not meet the accepted standards for being considered kosher.  We also may be required to withdraw our certification or recall some products if they are mistakenly certified or mislabeled.  A significant judgment against us or a widespread withdrawal of certification or recall of products with our certification could have a material adverse effect on our business and financial condition.

18.  If a third party asserts that our kosher certification symbol infringes upon its proprietary rights, we could be required to redesign our symbol, pay significant royalties, or enter into license agreements.

Although presently we are not aware of any such claims, a third party may assert that our kosher certification symbol violates its intellectual property rights. As the number of kosher certification service organizations in our market increases we believe that infringement claims will become more common.  Any claims against us, regardless of their merit, could:

•	Be expensive and time-consuming to defend;
•	Result in negative publicity;
•	Force us to stop using our kosher certification symbol;
•	Divert management’s attention and our other resources; or
•	Require us to enter into royalty or licensing agreements in order to obtain the right to use our symbol, which right may not be available on terms acceptable to us, if at all.

In addition, we believe that any successful challenge to our use of a trademark or domain name could substantially diminish our ability to conduct business in a particular market or jurisdiction and thus could decrease our revenues and/or result in losses to our business.

19.     Our lack of business diversification could result in the loss of your investment if revenues from our primary service offering decrease.

Currently, our business is focused on the marketing and sale of kosher food supervision and certification services.  We do not have any other lines of business or other sources of revenue if we are unable to successfully implement our business plan.  Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the sale of our services since we do not have any other lines of business or alternative revenue sources.

20.  An unsuccessful material strategic transaction or relationship could result in operating difficulties and other harmful consequences to our business.

We expect to evaluate a wide array of potential strategic transactions and relationships with third parties who will interact with our potential clients or who may be recipients of our kosher food supervision and certification services.   From time to time, we may engage in discussions regarding potential acquisitions or joint ventures. Any of these transactions could be material to our financial condition and results of operations, and the failure of any of these material relationships and transactions may have a negative financial impact on our business.

21.  Political, economic and military conditions in Israel and in the Middle East as a whole could negatively impact our business.

Political, economic and military conditions in Israel may have a direct influence on us because our executive officers are located there.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Any major hostilities involving Israel, acts of terrorism or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations.  We cannot assure you that ongoing hostilities related to Israel such as those exhibited in the Gaza incursion in 2008-2009 and the current altercations in connection with the maritime blockade on Gaza will not have a material adverse effect on our business or on our share price.  Several Arab countries still restrict business with Israeli companies and these restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business.  Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli-Lebanese or the Israeli-Syrian borders, or political instability in the region would likely disrupt international trading activities in Israel and may materially and negatively affect our business conditions and could harm our results of operations.  Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel and Israeli companies. Thus, there may be business opportunities in the future from which we will be precluded.  In addition, such boycott policies or practices may change over time and we cannot predict whether certain companies and organizations, will be subject thereto.  The boycott policies or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse affect on our business in the future.

Risks Relating to this Offering

22.  NASD sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the "penny stock" rules described below, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

23.  There is no public market for the securities and even if a market is created, the market price of our common stock will be subject to volatility.

Prior to this offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering, or, if developed, be sustained. We anticipate that, upon completion of this offering, our common stock will be eligible for quotation on the OTC Bulletin Board.  If, for any reason, however, our securities are not eligible for initial or continued quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of the common stock may have difficulty selling their securities should they desire to do so and purchasers of our common stock may lose their entire investment if they are unable to sell our securities.

24.  The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The initial public offering price of the common stock was determined by us arbitrarily.  The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management's attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

25.  State securities laws may limit secondary trading, which may restrict the states in which you may sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. We currently do not intend to register or qualify our stock in any state.  Because the shares of our common stock registered hereunder have not been registered for resale under the blue sky laws of any state, and we have no current plans to register or qualify our shares in any state, the holders of such shares and persons who desire to purchase such shares in any trading market that might develop in the future, should be aware that there may be significant state blue sky restrictions upon the ability of investors to purchase and sell such shares.  In this regard, each state's statutes and regulations must be reviewed before engaging in any securities sales activities in a state to determine what is permitted, or not permitted, in a particular state.  Furthermore, even in those states that do not require registration or qualification for the resale of registered securities, such states may require the filing of notices or place additional conditions on the availability of exemptions.  Accordingly, since many states continue to restrict the resale of securities that have not been qualified for resale, investors should consider any potential secondary market for our securities to be a limited one.

26.  Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

If a trading market does develop for our stock, it is likely we will be subject to the regulations applicable to "Penny Stock," the regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

27.  Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, which we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. Currently, we have sufficient resources to comply with our future reporting requirements. However, the lack of resources to prepare and file our reports, including the inability to pay our auditor, could result in our failure to remain current on our reporting requirements, which could result in our being removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

28.  We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time, as the board of directors may consider relevant.

29.  We have not yet engaged the services of a transfer agent which may affect our stockholders’ ability to transfer their shares in the Company.

We have not yet engaged the services of a transfer agent, and until a transfer agent is retained, the Company will act as its own transfer agent.  The absence of a professional transfer agent may result in delays in the recordation of share transfers and the issuance of new stock certificates, which has the potential to disrupt the orderly transfer of stock from one stockholder to another.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: "believe," "expect," "estimate," "anticipate," "intend," "project" and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as "may," "will," "should," "plans," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 4, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Description of Business section beginning on page 26, the Management's Discussion and Analysis of Financial Condition or Plan of Operation section beginning on page 19, as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders pursuant to this prospectus. Please read “Selling Stockholders” for a list of the persons that will receive proceeds from the sale of common stock owned by them pursuant to this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividend since inception on our common stock. We do not anticipate that we will declare or pay dividends in the foreseeable future on our common stock.

DETERMINATION OF THE OFFERING PRICE

There has been no public market for our common shares. The price of the shares we are offering was arbitrarily determined at $0.025 per share. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our company at this initial stage of our development.

Because we have no operating history beyond our organizational and planning activities and have not generated any revenues to date, the price of our common stock is not based on past earnings and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. None of the proceeds from the sale by the Selling Stockholders will be delivered to the Company, and therefore the proposed public offering will not include a public contribution.   Accordingly, there will be no dilution to our existing shareholders.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public market for our common stock.

We have issued 8,620,000 common shares since our inception in December 31, 2007, all of which are restricted shares. See "Certain Relationships and Related Transactions" below regarding these shares. There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 46 holders of record for our common shares as of July 9, 2010.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 1,620,000 shares of common stock offered through this prospectus.  The selling stockholders are non-U.S. persons who acquired the 1,620,000 shares of common stock offered through this prospectus from us in a series of private placement transactions that occurred from June until September 2009 at a price per share of $0.025 and for an aggregate investment of $40,500. The private placement transactions were under Regulation S, thus exempting them from the registration requirements of the United States Securities Act of 1933.

The following table provides as of July 9, 2010, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	The number of shares beneficially owned by each prior to this offering;

2.	The total number of shares that are to be offered by each;

3.	The total number of shares that will be beneficially owned by each upon completion of the offering; and

4.	The percentage owned by each upon completion of the offering.

	Beneficial Ownership Before Offering(¹)			Beneficial Ownership After Offering(¹)
Name of Selling Stockholder(¹)	Number of Shares	Percent(²)	Number of Shares Being Offered	Number of Shares	Percent(²)

Amiram Baroch Barr	20,000	0.23	20,000	0	0

Eran Ben Aroya	20,000	0.23	20,000	0	0

Boruch Yossef Blau	80,000	0.93	80,000	0	0

Tomer Busani	20,000	0.23	20,000	0	0

Idan Cohen	20,000	0.23	20,000	0	0

Yehudit Gal Cohen	20,000	0.23	20,000	0	0

Sharon Dabush	20,000	0.23	20,000	0	0

Rotem Fadlon	20,000	0.23	20,000	0	0

Roy Fadlon	20,000	0.23	20,000	0	0

Zah Zadok Fadlon	20,000	0.23	20,000	0	0

Yuval Feldbrin	20,000	0.23	20,000	0	0

Keren Geldbard	20,000	0.23	20,000	0	0

Maya Gil Bar	20,000	0.23	20,000	0	0

Joshua Gluck	40,000	0.46	40,000	0	0

Rebecca Greenhouse	40,000	0.46	40,000	0	0

Ya’akov Greenhouse	40,000	0.46	40,000	0	0

Shlomie Grosskopf	40,000	0.46	40,000	0	0

Maya Gutwein	20,000	0.23	20,000	0	0

Hannah Hassel	40,000	0.46	40,000	0	0

Karmela Hay	20,000	0.23	20,000	0	0

Itai Hyams	20,000	0.23	20,000	0	0

Yarden Karako	20,000	0.23	20,000	0	0

Moshe Katz	80,000	0.93	80,000	0	0

Yael Levy	20,000	0.23	20,000	0	0

Naftalie Elimelech Lipschitz	80,000	0.93	80,000	0	0

Pnina Morgenstern	40,000	0.46	40,000	0	0

Herschel Chaim Nowogrodski	40,000	0.46	40,000	0	0

Shmuel Osher Nowogrodski	40,000	0.46	40,000	0	0

Yehuda Ariyeh Leib Nowogrodski	40,000	0.46	40,000	0	0

Avraham Ohayon	80,000	0.93	80,000	0	0

Sergejs Petuhovs	20,000	0.23	20,000	0	0

Anfija Pojasnikova	20,000	0.23	20,000	0	0

Meir Chaim Sellam	80,000	0.93	80,000	0	0

Moche Sellam	80,000	0.93	80,000	0	0

Neta Shapira	20,000	0.23	20,000	0	0

Shahaf Shitrit	20,000	0.23	20,000	0	0

Hanaia Yomtov Lipa Steinmetz	40,000	0.46	40,000	0	0

Darja Stripkane	20,000	0.23	20,000	0	0

Matan Tadmor	20,000	0.23	20,000	0	0

Solomon Tangi	40,000	0.46	40,000	0	0

Daniel Tangi	80,000	0.93	80,000	0	0

Marcelle Tangi	60,000	0.70	60,000	0	0

Michael Morris Tangi	60,000	0.70	60,000	0	0

Jonathan Abraham Tangi	40,000	0.46	40,000
TOTAL	1,620,000	18.72	1,620,000	NIL	NIL

(¹)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling stockholders purchases additional shares of common stock, and assumes that all shares offered are sold.

(²)	Applicable percentage of ownership is based on 8,620,000 shares of common stock outstanding as of June 30, 2010.

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years; nor

(ii)	has ever been one of our officers or Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 4 of this prospectus.   All forward-looking statements speak only as of the date on which they are made. Events may occur or circumstances may change after the date on which these forward-looking statements are made which could cause actual results to differ materially from those in these forward-looking statements.

Overview

We are a development stage company with limited operations and no revenues from our business operations.  Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we are in a position to market our services to prospective customers. Accordingly, we must raise cash from sources other than our operations in order to implement our marketing plan.

In our management’s opinion, there is a market for reasonably-priced and efficient kosher supervision and certification services.

We believe that we will need to raise an additional $72,980 in order to allow us to begin our market development and remain in business for twelve months. If we are unable to raise additional financing to implement our complete marketing plan as detailed below, we intend to limit our marketing activities to no-cost and low-cost social media tools and sites such as LinkedIn, Twitter, and Facebook, and to market our services as well as by means of free networking and promotional tools such as e-mail lists, Internet groups, and blog posts. We hope to create, at minimal cost, a web presence that will draw attention to our business plan and kosher certification services and to the fact that we are looking to attract field representatives. If we raise sufficient funds to finance and implement our marketing plan, we expect to begin to generate revenues in the second quarter of 2011. If we are unable to finance and implement our marketing plan, we may have to curtail our activities. If we raise the necessary funds, but are unable to generate revenues within twelve months of the effectiveness of this Registration Statement for any reason, or if we are unable to make a reasonable profit within twelve months of the effectiveness of this Registration Statement, we may have to suspend or cease operations. At the present time, we have not made any arrangements to raise additional cash. We may seek to obtain additional funds through a second public offering, private placement of securities, or loans. Other than as described in this paragraph, we have no other financing plans at this time.

Plan of Operation

Our specific goal is to become a leading kosher food certification organization. Assuming we raise the additional funds necessary for us to operate our business, our plan of operation is as follows:

We plan to operate our business under the name GO KOSHER.  Our plan of operation will rely strongly on the convenience and global access offered by the internet.  By intelligently utilizing the internet as well as other more traditional channels, we plan to achieve our primary operational objective of attracting candidates to build a US- network of qualified and motivated independent contractors to provide our kosher supervision services.

We envision three groups within our corporate structure working together to promote our Company and to advance our goals: a marketing team, a sales team, and a team of field representatives. Until we are able to raise additional funding or our cash flow permits us to hire employees, the responsibilities of our proposed marketing and sales teams will be administered by our officers and Directors, who are not receiving any compensation for their activities on behalf of the Company,. We plan for our marketing team, initially consisting of our Secretary, to create the positioning for the Company and to determine how we will promote our organization. We expect our marketing team to create the tools, materials, and directions to be used by our sales team. We plan for our sales team, initially consisting of our President, to work “on-the-ground” locally, finding contractors to work as field representatives and developing regional promotional mechanisms to sell our services to potential customers. The third group, our field representatives, will be independent contractors associated with our sales team and located in each of the local regions designated for activity. These field representatives, who will be responsible for inspection and certification projects, will follow the directives of our marketing team and report directly to our sales team. While the responsibilities of our marketing team and sales team will overlap in some ways, we expect these two groups to complement one another.

On June 7, 2010 we entered into a consulting agreement with  a kashrut specialist to serve as a consultant to our company. The consultant is a kashrut supervisor (mashgiach) for kosher certification and we intend for this individual to assist us in compiling our kosher manual.  We plan to distribute this manual to our potential supervisors as part of our correspondence course and as a means to qualify those who participate in the course as competent kosher field representatives.

The consulting agreement is for an initial term of one year, renewable upon agreement of the parties.  The consultant agreed to assist us with the development of our kosher manual and to assist in oversight of the kosher certification process.  We agreed to pay the consultant a fee of $5,000 for the preparation of the kosher manual, of which $500 will be paid upon completion of the outline and $4,500 will be paid upon completion of the manual.  Payment for additional tasks, such as assisting with the training of our sales representatives, will be agreed to in writing.  We also agreed to reimburse the consultant for pre-approved reasonable expenses incurred.  The consultant undertook not to compete with us during the term of the agreement and for a period of one year thereafter.  We will own all work product resulting from the services of the consultant.  Since the signing of the consulting agreement, the consultant has met with our Directors on several occasions to discuss details of the kosher manual and to assert his readiness and ability to prepare training materials as well as the kosher manual.  The consultant has informed us that he expects to complete the outline of the kashrut manual by the end of October 2010.

•
In the fourth quarter of 2010, we hope to complete the preparation of our kosher manual as well as design the marketing materials that our sales representatives will use to market our services to prospective customers.

•	In October 2010, we plan to attend the Americas Food and Beverage Show in Miami, Florida. If we are sufficiently funded, we will have a booth at which we will present our business at this show.
•	In the first quarter of 2011, we plan to purchase online advertising, such as Google Search Ads and ads on koshertoday.com and just-food.com, to locate potential field representatives.
•
Towards the end of the first quarter of 2011 and during the second quarter of 2011, we intend to start advertising to locate customers for our kosher certification services.  We hope that we will already have field representatives in place by this time and hence we will be in a position to advertise in specific zip codes (both via in print and online ads specifically targeting customers) that correspond to the geographic areas that the field representatives have purchased from us.

•
In the second quarter of 2011, we hope to be fully operational – namely, that our web site will be fully functional both for our field representatives as well as for customers of our kosher certification services.  We hope to have our first kosher clients certified by the end of the second quarter of 2011.

We have already paid our accounting and legal fees related to this offering and we have sufficient funds to cover the remaining costs associated with the filing of this amended registration statement.

Contractor Sourcing

The locating and training of independent contractors to perform the required supervisory services will be critical tasks in our plan of operation.  We will use independent contractors for the provision of our supervisory services in order to maintain low company overhead.  We plan to recruit a qualified work force that will be dispersed throughout the US and that will be prepared to engage in projects when required.  Customers will be referred to these qualified contractors as per their logistical requirements and geographic locations so as to optimize cost effective operations with regard to travel costs and other logistical issues.  We intend to document our service guidelines and inspection procedures in our kosher manual which will be made available on-line for training and review purposes.  We plan for our contractors to utilize on-line reporting tools as well as billing software.

In order to locate and attract contractors, we plan to advertise on our website.  We intend for our website to employ effective SEO (search engine optimization) strategies to direct the contractor search to the relevant business sectors and to advertise these opportunities and invite prospective candidates to enlist online via our website.  We plan to tailor banner messages to appeal to both novices and experienced candidates who may wish to enroll for training with us.

In addition, we intend to employ e-mail campaigns, social networking and direct sales to attract and engage prospective contractors.  Social networking is the latest most popular business development tool that engages people in an interactive manner and allows for the forming of focused and effective interpersonal relationships.  Two prime examples are Facebook and Linked-In.  We plan to utilize these online social media sites in a variety of campaigns aimed at different target audiences such as food producers, distributors, retailers, brand managers, and more.  By focusing a social media campaign on employment opportunities, we expect to attract a sufficient number of qualified applicants aspiring to become independent kosher supervision service providers.

We also plan to have members of our marketing and sales staff attend relevant international exhibitions to directly approach and solicit potential contractors.  For example, we intend to erect a booth and establish a presence at relevant exhibitions to enable us to meet potential candidates face to face.  Similarly, employment and career related exhibitions may offer fertile ground for finding qualified contractors who may handle projects for the Company.

Contractor Training

Those wishing to become our field representatives will be required to enroll in a three-month training/correspondence course.  Our Directors, at no charge to the Company, will prepare the three-month training/correspondence course based on the kashrut manual being prepared by our kashrut consultant.  We may ask the kashrut consultant for assistance in the preparation of training/ correspondence course and pay him on a per hour basis for his help with the training materials.  The cost to the Company to administer the course and evaluate the course participants is estimated to be $3,000.  We plan to charge each field representative $150 to enroll in the training course.

The training course curriculum will include:

•	Traditional kosher laws
•	Current kosher product lists and food preparation regulations
•	Food processing and preparation standards
•	Food processing machinery and technical processes
•	Ingredient and foodstuff research methods
•	Company administration and procedures

After completing the course, the students will be expected to pass an online, open book exam. Once they have passed the exam and proven that they are capable of conducting inspections, they will be registered as our field representatives and will become eligible for handling inspection projects.

We also plan to design and launch a web site which will be user friendly and will be used as a marketing tool for our field representatives.  We plan to launch this by the first quarter of 2011.  Once the web site is launched, we intend to do internet marketing such as banner ads as well as search engine advertising in order to locate field representatives.

Allocating Projects among our Contractors

People wishing to become our kosher supervision contractors will be asked to purchase the right to serve as our kosher supervision services contractor in certain geographic areas, each designated by a zip code.  Contractors will be required to pay us $5,000 per zip code per year for the right to be the exclusive GO KOSHER service provider in such geographic area.  From every $5,000 we receive, we plan to allocate up to $2,500 for internet marketing in that area.

We intend to pay each of our contractors a sales commission of 70% of the annual fees collected from our customers located in such contractor’s geographic area.  We plan on charging small businesses an annual fee of around $3,600, and large businesses an annual fee of around $9,000 to maintain their kosher certification.

Since we intend to market our kosher supervision services at the same time that we will be marketing to build our network of field representatives, we may have situations where we have companies interested in our services without having the necessary field representatives to administer the kosher certification.  Until we have trained a sufficient number of field representatives, we plan to outsource projects to established, qualified companies that employ kosher food supervisors.  At this stage, we intend to allocate work to outside contractors on a project by project basis.  We will monitor the contractors’ performance to ensure that our services are being performed in a professional manner.  We expect to phase out our use of other companies once the number of field representatives trained by us increases to enable us to allocate projects to our own stable of field representatives.

As the number of field representatives trained by us grows, we expect to be able to expand our operations. Initially, we plan to invest resources in locating and training prospective candidates to work as kosher food supervisors, but as our business expands we expect to be able to reduce the resources dedicated to recruiting contractors.

Marketing/Advertising Strategy

To penetrate the market and achieve product exposure, assuming we raise the additional funds necessary for us to operate our business, we plan to launch our online marketing campaign sometime in the first quarter of 2011. We anticipate the cost for our marketing and advertising campaign for the next twelve months to be $16,980 which will be used for Google ads, Banner Ads, targeted web-site advertising, and print advertising.

Our overall strategy is to modernize the image of kosher food certification by dispelling the common misconception that acquiring kosher certification is difficult, time consuming, and costly.  Our goal is to spread the message that we have revolutionized the kosher certification process by setting a new standard in kosher certification that is simple, fast, and inexpensive.

Our kosher certification symbol will be central to all marketing collateral and will portray a modern, fresh and healthy image.  In addition, our kosher certification symbol will be marketed and its reputation built upon the fact that kosher certification has a reputation as being a safeguard against unsafe food preparation practices, thus assuring consumers that the products they are buying are safe.

In order to attract customers, we plan to launch an internet advertising campaign that will be timed to coincide with the opening of our new website. We intend for our corporate website to establish our internet presence and to employ effective search engine optimization strategies to 'spread the word' and begin drawing attention to the website and our Company.  As the chief internet drivers are search engines, we plan to post the relevant keywords on our site to be picked up and displayed when potential clients conduct online searches for kosher services.

•
Google Search Ads – Using critical keywords in a company’s advertisement, Google is able to match searches using one of the advertisement’s keywords, and place the company’s ad next to the search results.   The cost of Google ads is performance related and we estimate that an effective campaign would cost around $2,000 per month.  People clicking on our advertisements will be led to a landing page where we will ask the interested party to fill in the required fields, after which we will send them a reply e-mail with our brochure and marketing material discussing the benefits of our kosher certification services and of affixing our kosher symbol to their products.

•
Banner Ads  – We plan to run banner ads for a period of three months.  The costs of banner ads are linked to the amount of traffic the banners attract.  The charges are calculated by cost per click or cost per impression.  The following are examples of suitable websites on which we will consider placing banner ads:

•	www.koshertoday.com – a site dedicated to kosher professionals with 5,400 opt-in subscribers weekly. Estimated cost of $1,000 for a three month subscription that includes full and vertical banners.

•
www.just-food.com – International readership - Americas 57%, EMEA 29% and Asia & Oceania 14% - excellent platform for food news, news releases, forums, etc.  We intend to advertise on the homepage leader board position for a period of three months at a cost of $1,755 per month for a total cost of $5,625.

After the initial three months, we intend to analyze the results and allocate our marketing budget accordingly to be most effective.

In addition, we intend to engage in advertising in magazines and trade publications related to the food industry, in particular, the nutrition, health food, natural and organic food sectors.

The food industry includes the following relevant magazines:

•
Food Processing – a quarter-page advertisement in this magazine may be read by over 100,000 industry professionals.  The estimated cost of a quarter-page ad is $2,109 per issue with a minimum run of three issues.

•
Prepared Foods – reaches the desks of 40,000 marketing and sales decision-makers in the food industry.  The estimated cost of a quarter-page advertisement is $676 per issue with a minimum run of three issues for a total cost of $2,028.

We plan to have our advertisements be strongly 'lifestyle' themed and focus on the benefits of obtaining kosher food certification.    We will consider including special offers in these advertisements that will be repeated in both the traditional print and digital media.

Furthermore, if we are sufficiently funded, we plan for members of our sales and marketing teams to attend food trade shows and health food conferences such as:

•	The Americas Food and Beverage Show in Miami in October 2010
•	The Foods and Nutrition Conference and Expo in San Diego in September 2011

The rapid growth in the organic and wellness markets indicates that a substantial pool of potential customers exists who may look to us for assistance in penetrating their market.

We also plan to publish a kosher cookbook with traditional as well as new recipes that will include only products certified by us.

We plan to make all marketing collateral available in digital formats on our website with a simple print option in various international languages.

Customer Service Center

Once we are fully funded, we intend for our website to include a 24 hour help line that will be manned by trained personnel to answer any queries and respond to requests for additional information regarding our services.   We intend to either operate this service from the state of Israel where there are many English speakers or, if costs are competitive, in the United States.  Potential customers will be able to submit requests for quotations online as well as access a frequently asked questions page.  Eventually we plan to have a merchant account to be able to accept credit cards from contractors.

Activities to Date

We were incorporated under the laws of the State of Delaware on December 31, 2007.  We are a development stage company.  From our inception to date, we have not generated any revenues, and our operations have been limited to organizational, start-up, and capital formation activities.  We currently have no employees, but we have retained a kashrut specialist as a consultant.  To date we have conducted certain preliminary market research using publicly available resources regarding the kosher food market.    We have also conducted preliminary market research of competing service providers in our target markets.

Results of Operations

During the period from December 31, 2007 (date of inception) through May 31, 2010, we incurred a net loss of $87,233. This loss consisted primarily of incorporation costs and administrative expenses. Since inception, we have sold 8,620,000 shares of our common stock.

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment.

Liquidity and Capital Resources

Our balance sheet as of May 31, 2010, reflects assets of $9,407. Cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate to date.

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party. At the present time, we have not made any arrangements to raise additional cash.  We may seek to obtain additional funds through a second public offering, private placement of securities, or loans.  Other than as described in this paragraph, we have no other financing plans at this time.  There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

DESCRIPTION OF BUSINESS

Overview of the Company

We are a development stage company that was incorporated on December 31, 2007. We have commenced only limited operations, primarily focused on planning the offering of kosher certification and supervision services to companies and producers that wish to add a kosher symbol to their product labels. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. We have not made any significant purchase or sale of assets, nor has the Company been involved in any mergers, acquisitions or consolidations, or the purchase or sale of a significant amount of assets not in the ordinary course of business. We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, because we have a specific business plan and purpose. Neither the Company nor its officers, Directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of, or any persons associated with, any business or company regarding the possibility of an acquisition or merger.

We have not generated any revenue to date and we do not expect to generate revenues prior to the second quarter of 2011.   We do not currently have sufficient capital to operate our business, and, we will require additional funding in the future to sustain our operations.  There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

We intend to offer kosher supervision and certification services to food companies and producers that wish to add a kosher symbol to their product labels.  By promoting the various commercial benefits of having a kosher certificate and positioning kosher certification as an essential part of a business development strategy, we plan to attract food companies seeking to increase their sales and strengthen their market position.

Our offices are currently located at 72 Yehudah HaMaccabi, Unit 11, Tel Aviv, 61070, Israel.  Our telephone number is +972-52-570-3774. We do not currently have a website; however, we have reserved a domain name www.go-kosher.net.

The Market Opportunity

Recent food contamination statistics indicate that the various government agencies set up to control such outbreaks are unable to prevent such occurrences.  Contaminated milk affected 300,000 babies in China, leading to the death of four infants.  A deadly peanut salmonella outbreak in the United States in 2009 caused more than 700 illnesses in 46 states and nine deaths.  (Source: http://foodpoisoning.pritzkerlaw.com/archives/peanut-butter-lawsuit-fda-seizes-salmonella-peanuts-from-westco.html).

Consumers are beginning to realize that they can no longer trust that the products and produce available in their stores are safe. Many are losing faith in the government regulatory bodies, such as the U.S. Food and Drug Administration (FDA), to ensure the safety of the products they are purchasing. (Source: http://www.rd.com/your-america-inspiring-people-and-stories/problems-in-the-fda/article55513.html).

Consumers are becoming increasingly disillusioned with food supplier’s claims of quality and are looking for other forms of confirmation of product safety outside of the regular framework and independent of government or corporate control. Consumers are looking for suppliers and products that have solid safety records and reputations.

One of the oldest and most well known food regulatory systems is a religious system known as keeping “kosher”.  Adhering to kosher dietary laws is a requirement for religious Jews.  As part of keeping kosher, religious Jews will only purchase foods that have been certified as being kosher.

What is Kosher?

The term kosher refers to food and food preparation methods that are based on Jewish dietary laws.

These laws specify, among others, the following primary requirements:

-	The product cannot contain both meat and milk products

-
The product must contain only kosher ingredients.  This means that the product may not contain ingredients derived from non-kosher animals, such as pork or shellfish; may not contain food additives derived from non-kosher animals, such as gelatin or glycerin; and may not contain ingredients derived from kosher animals that have not been slaughtered in accordance with Jewish law.

-	Animals that are kosher, such as cows, must be slaughtered in a specific way.

-	Every machine used in the food preparation process must not come in contact with non-kosher ingredients.

(Source - http://www.soundvision.com/Info/halalhealthy/kosherlabeling.asp)

What is Kosher Certification?

A kosher certificate indicates that a product has undergone stringent inspections by a recognized kosher agency and that it has been prepared and packaged in facilities that comply with the dietary requirements of Jewish law.  Certification agencies provide the inspection and maintenance services based on their individual standards and interpretations of kosher laws.

The certification process includes a thorough ingredient review which includes an inspection of all the processing aids and machines, as well as an inspection of the plant and processes. Scheduled and unannounced inspections are carried out to supervise and review the preparation processes and sourced materials.  A food producer is permitted to display the kosher symbol of the certifying organization on the food producer’s products as long as it continues to adhere to certain kosher standards and practices.

Although an integral part of the Jewish religion, the kosher certification process has become widely recognized amongst non-Jews as a reliable system of ensuring that products have been prepared safely and that any livestock involved has been treated humanely.  (Source: http://www.oukosher.org/index.php/common/article/setting_the_record_straight_on_kosher_slaughter.)

The kosher symbol that these kosher certifying organizations place on products that they supervise is often sought after by many consumers who seek the additional confirmation that the foods that they are purchasing have been inspected by an external organization.

A product carrying a kosher symbol notifies an individual that the food product has been inspected by an external group motivated by religious conviction, which may be far more convincing to consumers than any government or corporate certification.

The kosher certification system has operated for thousands of years and is not based on profit margins or annual production budgets.  (Source: http://www.ou.org/kosher/primer.html.)  For this reason, many people believe that the religious certifiers do a better job than the government or corporations at keeping food clean and safe.

In this regard, kosher certification agencies have recently been inundated with producers, suppliers and distributors who are seeking to take advantage of this consumer trend by having their products certified as kosher.  (Source: http://www.oukosher.org/index.php/common/article/the_kosher_consumer_speaks/.)

Until recently, the kosher certification market has been serviced mainly by non-profit organizations..  We expect to be able to offer cost effective services and rapid certification to clients, who have up until now had to deal with bureaucratic organizations that are often inefficient, outdated and over-worked.

By implementing modern systems and fully utilizing the latest technologies, we plan to revolutionize the whole kosher certification industry.

Our Services

We plan to market and offer kosher supervision and certification services to companies and producers that wish to add a kosher symbol to their products’ labels.  By promoting the various commercial benefits of having a kosher certificate and positioning kosher certification as an essential part of a business development strategy, we intend to attract food companies seeking to increase their sales and market reach.

A company requesting kosher certification will be charged for the initial inspection process and for on-going inspections conducted by our independent contractors, whose reports will be reviewed by our head office.  Upon meeting our kosher food requirements, we will issue a kosher certification and permit the company to affix our kosher symbol on its product’s label.  We will continue to perform regular inspections of the food plant to ensure that the company complies with all of our strict conditions.

We will enter into a kosher certification services contract with each potential customer. These contracts will be of an ongoing nature since the inspection process is not a one-time event.  The food preparation process must be reviewed and re-evaluated every time a new technology, ingredient or process is added or adjusted.  The kosher certification will then be issued and regular follow up inspections will be scheduled at six month intervals.

There are at least three means by which potential kosher certification customers may contact us. First, our field representatives may locate the potential customers. Second, potential customers may see our targeted advertisements in a specific region or area for which we have assigned a field representative and contact us, in which case we will refer the customer to the field representative who is responsible for the geographic area in which the potential customer is located. Third, potential customers located in geographic areas for which we have not assigned a field representative may see our national advertising in trade magazines and contact us, in which case we will either assign a field representative to handle the customer’s needs or outsource the kosher certification process, if necessary.

Although there are many well established kosher certification agencies presently in the market, we believe that our business is viable since we plan to provide kosher certification services promptly, expeditiously, and at a competitive cost. Management believes that as a majority of our competitors are long-time established non-profit organizations, they tend to conduct their business affairs in a manner which is not commercially savvy. Although other established kosher certification agencies have web sites and provide new customers with the option to sign up for kosher certification via the web, the kosher certification process still involves on-site face-to-face meetings, as well as telephone discussions with customers, before kosher certification is awarded. While we will require our field representatives to perform on-site visits, we intend to modernize and expedite the sales cycle and the certification process by using modern communication tools, such as Skype, online registration and filing capabilities, and email. In addition, we intend to utilize commission-based local field representatives who will be responsible for customer relations. Since our field representatives will receive a commission for each customer inspected, they will have an incentive to perform the inspection services expeditiously. At the same time, our kashrut certification process will ensure that the value and quality of our certification is not compromised, by providing for random inspections by management. As our business grows, we expect to eventually dedicate an employee to quality control.

Certification Process

The Application

Clients wishing to have their products certified as kosher will be asked to complete a detailed application asking for comprehensive product information and production details, including the following information:

•	kosher designation - dairy, meat, “parve” (neither meat nor dairy) and/or Passover
•	type of product and distribution strategy (retail or industrial)
•	product name, brand name and/or private label
•	company's motivation for seeking certification
•	detailed product ingredient list including the identity of the manufacturers of such ingredients, listing whether or not the product ingredients are labeled with a known kosher label.
•	raw materials list and suppliers details
•	ingredient and raw material shipping methods
•	list of processes (flow-chart) involved in production
•	number of production plants involved and their locations
•	manufacturing details of ingredients used and their kosher status

The information supplied in the application must be comprehensive as it is an essential component in determining the costs involved and will affect the price quotation that will be submitted to the client for the kosher certification services.

The Inspection

Once the client approves a proposal, we will assign one of our field representatives to the project. He will conduct an on-site inspection and submit a report.  As part of the inspection, our field representative will thoroughly tour the production facility to make sure it adheres to kosher laws (e.g., no dairy/meat products in the same facility; no non-kosher meat).  Our field representative will also look at all the ingredients used in the manufacturing process and will note which of these items are already labeled as kosher and which ones are not.  Items that are not labeled kosher will be brought to the attention of our main office, and we will explain the need for our customer to switch to kosher labeled ingredients.

The Evaluation

The inspection report and all other data gathered will be thoroughly evaluated by us. If any issues arise that require further attention, they will addressed at this stage; such as, the use of ingredients in the manufacturing process that are not labeled kosher, the mixing of dairy and meat products, etc.  Any outstanding issues will be repeatedly assessed and addressed until they are resolved to ensure that the product complies with the required kosher standard.  In order to gain certification, we will require customers to switch to kosher labeled ingredients, as well as comply with all other kosher requirements.

Certification

Only after everything is deemed acceptable will we approve the granting of a kosher certificate and authorize the display of our kosher symbol on the client’s product labels.  The kosher certificate issued will be valid as long as certain conditions are adhered to, including providing access to our supervisors for additional inspections.

Follow-up Inspections

We intend to conduct follow-up inspections randomly to ensure that the client is adhering to all of the kosher food requirements and conditions of our contract with the client.  Clients are obligated to inform us of any changes in their supply chain, production procedures, or other operations that may affect the kosher status of their products.  Failure to comply will result in official warnings and possible de-certification, depending on the seriousness of the non-compliance or violations.

Example of Certification Process

A cookie manufacturer requests kosher certification.  We dispatch a field representative to inspect the site and issue a report. The field representative ensures that there are no milk or meat products being used in the preparation of the product. He focuses on each of the ingredients being used, such as flour, chocolate, sugar, etc. All of these ingredients must be labeled as kosher for the end product, the cookie, to receive our kosher certificate.  If any ingredients are not labeled as kosher, our field representative will suggest to the manufacturer that he locate and use a kosher supplier of the ingredient or that the cookie manufacturer’s supplier itself obtain kosher certification (this will take longer; hence we would recommend that our client simply switch to a kosher labeled ingredient).  In the event that the cookie manufacturer refuses to use kosher ingredients, we will not be able to issue our kosher certificate and the only fees to be charged will be for the initial inspection process.

Services Pricing Model

Pricing in this business is structured and scalable due to the fact that each client and request has to be dealt with individually.  The complexity of each individual product, and more specifically the number of ingredients or preparation procedures required, directly affects the kosher certification process and therefore the costs.  There are logistical costs involved in checking the kosher conditions relating to a product as they involve physical inspections by qualified personnel at several locations such as processing plants, supply depots and packaging facilities.  Each product or company has to be assessed individually and it is up to each client whether it wishes to incur the costs of kosher certification.

Some certified products may be manufactured, for example, in a factory that handles only kosher items, and then relatively few inspections will be required.  Others may be processed at a location where non-kosher as well as kosher foods are produced, necessitating thorough inspections, alternative processing stipulations, and frequent return visits.

However, it is important to note that the kosher certification costs are almost negligible when one examines the end product price. As Rabbi Berel Wein has noted:

"…due to the volume of goods produced, the cost of certification per unit is so small that it really does not figure in the cost of the product. The cost of kosher certification is always viewed as an advertising expense and not as a manufacturing expense." Wein, Berel (December 27, 2002), "The problem with Shinui", Jerusalem Post, p. 8B.

We plan to charge food manufacturers the following amounts for their initial inspections, which amounts will be based on the customers’ annual turnover.

•	Businesses turning over less than $3M annually - $2,500
•	Businesses turning over between $3M and $10M annually - $10,000
•	Businesses turning over more than $10M will be on a deal by deal basis

In addition to charging for the initial inspection, we plant to charge our customers a fixed annual fee for maintenance of the kosher certification.  We intend to charge small businesses approximately $3,600 a year and large businesses approximately $9,000 annually to maintain their kosher certification.

Strategic Relationships

We expect to evaluate a wide array of potential strategic transactions and relationships with third parties who will interact with our potential clients or who may be recipients of our kosher food supervision and certification services.  From time to time, we may engage in discussions regarding potential joint ventures to create or strengthen strategic partnerships to further the development and success of the company.  Examples of such strategic transactions include partnering with health-related organizations and causes, and obtaining corporate brand endorsements to promote our business.  We plan to explore establishing mutually beneficial relationships with organizations such as diabetic support groups, weight-loss organizations, heart foundations, fitness clubs and sports organizations, and others third parties that may be able to assist us with the promotion of the health benefits associated with kosher products certification.

The Kosher Food Market

Over $150 billion worth of kosher certified products are consumed annually all over the world, a figure that is growing at 15% per annum. (Source: http://www.foodnavigator-usa.com/Legislation/Kosher-certification-moves-forward)

In the US market alone, by 2002, consumers were spending approximately $6.7 billion a year on kosher products and the number was expected to grow another 15% within the year. (Source: http://www.ok.org/Content.asp?ID=189.)  There were 75,000 different kosher food products, and over 10,000 companies in the U.S. producing products for the kosher market. Approximately 3,000 new products were being introduced into the U.S. kosher market every year.  (Source: http://www.kosher.org.au/kosher_market.htm.)

Globally, the future potential for the kosher certification market is clearly reflected in the statistics of new products launched all over the world. Of the 49,752 new products launched, 6,252 have a kosher marking or make some claim to being kosher.  (Source:   http://www.foodnavigator.com/Financial-Industry/No-additives-or-preservatives-lead-label-claims-Mintel.) It is projected that more producers and suppliers will follow this trend in an attempt to satisfy the consumer demand for kosher, safer products, and to increase their market reach and share.

According to a new report by market research firm Mintel, quality is the main reason consumers give for purchasing kosher products.  They are assured of higher quality products because the products have been processed by a system based on a strictly religious framework.  The motivation for profit is less relevant to the equation, and thus the supplier and product are seen as more trust-worthy.  (Source:
http://www.mintel.com/press-release/3-in-5-kosher-food-buyers-purchase-for-food-quality-not-religion-?id=321.)

An interesting example of the increasing demand for kosher certified products from non-Jewish markets is the markets in India and China that have been showing signs of rapid growth over recent years.  (Source:  http://www.nutraingredients-usa.com/Consumer-Trends/China-and-India-see-rise-in-demand-for-kosher-certs).  Since the percentage of the population that is Jewish has not substantially increased  in these countries, we believe that increase in demand is not related to any religious motivation, but to fact that consumers trust the kosher symbol and see it as a symbol of quality, ensured by an external, independent inspection body. (Source: http://www.nutraingredients-usa.com/Consumer-Trends/China-and-India-see-rise-in-demand-for-kosher-certs.)

We believe that the increasing demand for kosher certification in the United States will not be able to be met by the existing network of kosher certification organizations.

Target Market

Our target market is the growing sector of businesses and food producers that are realizing the benefits to having kosher certification of their products. It is obvious that kosher certification has grown beyond its original religious and cultural bounds. Originally exclusively relevant to the Jewish public, it has gained a general reputation of cleanliness and purity that is being sought after in today’s market.  The kosher symbol represents a superior level of inspection and quality guaranteed by standards not associated with any corporation or government.

Consumers in general are becoming a lot more aware of the quality of food they buy, how it is prepared, and where it comes from.  This target market is clearly defined as it has already engaged in the organic and health food trend, a new market sector that holds great promise for kosher certification opportunities. Many of the new companies and products that are springing up to satisfy this consumer trend will be interested in adding value and quality to their products in the form of a kosher certificate. This consumer group is sophisticated and tends towards purchasing products that offer healthy or organic alternatives.  We plan to target the producers of healthy snack foods, cookies, sauces, dips, breakfast cereals, soft drinks, and other organic grocery items for kosher certification services to add appeal to their products.

Another sector of the target market is the increasing number of vegetarians and lactose sensitive consumers who trust the kosher symbols to inform them if the product they plan on purchasing contains either meat or dairy ingredients.  Vegetarians recognize and trust the kosher “parve” label, which indicates that the product contains neither meat nor milk ingredients, to guarantee that a product is truly vegetarian.  As a reliable indication of a product’s contents, the kosher symbol indicates to them if a product is safe and suitable for their controlled diets.

In addition, the target market includes mainly Jews, but interestingly also includes Muslims, Seventh Day Adventists, and Jehovah’s Witnesses who also respect the kosher symbol since they adhere to dietary restrictions that are similar to the kosher laws.  (Source: http://www.nutraingredients-usa.com/Consumer-Trends/China-and-India-see-rise-in-demand-for-kosher-certs.)

The target market for kosher certification extends throughout the food and ingredient supply chain as items that carry a kosher symbol hold an added value. The products command higher prices as consumers who can afford to be more discerning about what they eat are generally from a higher income bracket and are less-price sensitive.

Our Competition

There are many well established kosher certification agencies presently in the market. As with many religious issues, interpretation of the ancient kosher laws and their implementation has created a variety of groups who adhere to different levels of strictness when it comes to the ingredients and processes involved.  Different certifying authorities have different opinions about what constitutes a kosher product or environment.

Kosher certifying agencies have traditionally covered very limited geographical areas, due to the travel requirement for personal inspections and involvement in the daily preparation processes.  This limitation has resulted in a large number of regional kosher certifiers that have only built up reliable reputations within their local markets. We intend to enter the market with a strategy that will enable us  to reach and service the global market in a cost efficient manner.

The most widely recognized kosher symbols and the related certification agencies are:

OU is a trademark of the Orthodox Union that has been in existence for 80 years and has an international presence.  The OU certifies more than 400,000 products, making it the world's most recognized and the world's most trusted kosher symbol. (Source: http://www.oukosher.org/)

CRC is the trademark of the Chicago Rabbinical Council – the largest regional Jewish Orthodox organization in North America.  The CRC is a not-for-profit offering a wide variety of Jewish services including kosher supervision and certification around the world throughout the year, including Passover supervision. (Source: http://www.crcweb.org/)

OK is trademark of Organized Kashrus Laboratories NY.  Founded in 1935, the company operates internationally and certifies over 100 000 products. (Source: http://www.ok.org)

Start-K is trademark of Star-K Kosher Certification MD. STAR-K Kosher Certification, a not-for-profit agency, certifies food products, as well as industrial food chemicals, in over 1,000 locations worldwide. It has been in a business alliance with NSF International since 2003 to expand operations. (Source: http://www.star-k.org/)

Kaf Kosher is the trademark of KOF-K Kosher Supervision, NJ and has been operating for almost 40 years. KOF-K was the first Kashrus organization to introduce computer technology to the complexities of Kashrus supervision/management. (Source: http://www.kof-k.org)

Competitive Advantages

Our services are intended to have the following competitive advantages compared with our competitors’ services:

•	We plan to run our kosher certification service company as a business

•	We plan to implement a simple and easy online registration process for our services

•	We intend for our field representatives to be well motivated and as such to perform their tasks in a professional manner

•	We plan for a quick turn-around time from initial inquiry to on-site inspection to kosher certification (if the kosher rules and standards are followed by the customer)

Because many kosher certification services (OU, OK, Chof-K, etc.) are run as non-profit public service providers, and not as businesses, they are not driven to turn a profit. Further, since, based on our knowledge of the industry, our competitors’ local representatives are not paid on a commission basis, we believe that such individuals conducting the on-site inspections would be less motivated than inspectors who receive a commission on each customer serviced.

Furthermore based on our knowledge of the industry, the current certification organizations often take a relatively long period of time to assign a supervisor, verify the status of a company’s products, review the overall production process, put someone in place to supervise the actual production, and finally come to a determination. We believe that we will be able to provide a shorter turn-around time from initial inquiry to on-site inspection and certification.

Finally, by using the latest Internet and social media tools, such as a website that is constantly being updated, blogs with the latest information, Linked-In and Facebook, we plan to keep consumers up to date on the latest kosher food offerings, as well as serve as advertisements for the food manufacturers that we service and promote their product line directly to kosher food consumers.

Expenditures

Subject to our raising additional capital, the following chart provides an overview of our budgeted expenditures in US Dollars by significant area of activity over the next 12 months:

Legal and Accounting (including SEC compliance, excluding the cost of this filing)	20,000
Advertising / Marketing	16,980
Design of Symbol / Preparing Training Materials	5,000
Overhead – Telephone / Internet	3,000
Travel	5,000
Training Field Representatives	3,000
Misc.	20,000
Total	$72,980

Sources and Availability of Products and Supplies

The nature of our intended services does not mandate any dependence on one or a few major products or suppliers.

Dependence on One or a Few Major Customers

The nature of our services does not mandate any dependence on one or a few major customers or food distributors.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions. We intend to protect our trade name, Go Kosher, and our certification symbols on the basis of applicable trademark and trade name laws. Besides our trade name, we do not hold any other intellectual property.

Existing or Probable Government Regulations

Companies engaged in the manufacture, packaging and distribution of food items are subject to extensive regulation by various government agencies which, pursuant to statutes, rules, and regulations, prescribe labeling requirements. In some states the labeling of food products as being “kosher” is subject to “standard of identity” requirements. To the extent that any product that we seek to label as “kosher” does not conform to an applicable standard, special permission to market such a product is required.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the labeling of products as “kosher”. If we fail to comply with applicable laws and regulations, our clients and us may be subject to civil remedies, including fines, injunctions, recalls or seizures, which could have a material adverse effect on our business, results of operations and financial condition.

Research and Development Activities and Costs

We have not incurred any costs to date and have no plans to undertake research and development activities during the next year of operation.

Costs and Effects of Compliance with Environmental Laws and Regulations

We are not in a business that involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property that could lead to liability as a landowner. Therefore, we do not anticipate that there will be any substantial costs associated with the compliance of environmental laws and regulations.

Employees

We have commenced only limited operations; therefore, we have no employees. Our officers and Directors provide service to us on an as-needed basis. When we commence full operations, we will need to hire full-time management and administrative support staff. For a detailed description, see "Plan of Operation".

Description of Property

We do not own any real property. We currently maintain our corporate office at 72 Yehudah HaMaccabi Street, Unit 11 Tel Aviv, Israel 61070. Our principal executive officer provides us with the use of this office, which is a part of his residence, at no cost to the Company. This space will be sufficient until we commence full operations.

Reports to Security Holders

We will make available to securities holders an annual report, including audited financials, on Form 10-K. While we intend to become a “reporting issuer” under Section 12 of the Securities Exchange Act of 1934 , w e are not currently a reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1 covering the securities in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, together with other filed materials, which you may read and copy without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an internet site containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The internet address of this site http://www.sec.gov ..

LEGAL PROCEEDINGS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our Directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until the earlier of their death, retirement, resignation, or removal.

Mr. Shalom’s term as Director extends until the next annual general meeting of the stockholders, or until his successor is elected and qualified.  Mr. Shalom’s term as the Company’s President and Treasurer extends until the earlier of his death, retirement, resignation or removal.

Mr. Bergman’s term as Director of the Company extends until the next annual general meeting of the stockholders, or until his successor is elected and qualified.  Mr. Bergman’s term as the Company’s Secretary extends until the earlier of his death, retirement, resignation or removal.

Our officers and Directors and their ages and positions are as follows:

Name	Age	Position

Mr. Omri Amos Shalom	27	President, Treasurer and Director (Principal Executive and Principal Financial and Accounting Officer)

Mr. Akiva Bergman	38	Secretary and Director

Since 2008, Omri Amos Shalom has worked as a Sales Executive for the AIG Israel Insurance Company where he is responsible for the sale and marketing of AIG’s insurance products, such as home and car insurance, to potential customers in Israel.   From 2005 to 2008, Mr. Shalom worked for Oren Pool and Gym Corporation in Netanya, Israel as a spa manager at a luxury residential complex. From 2003 to 2005, Mr. Shalom served in the Israeli Defense Forces (IDF). Mr. Shalom graduated from the Amal High School in Nahariya in 2001.

The Board has concluded that Mr. Shalom should serve as Director of the Company because of his marketing and sales experience, which will be useful when we begin marketing our services to prospective customers.

Since 2005, Mr. Bergman has been employed at the Mayanot Hachayim Tour Company in Bnei Brak, Israel as a travel agent/tour manager. Mr. Bergman has organized and coordinated large scale religious group travels to Eastern Europe, which required special logistics for traveling as well as Kosher food. His responsibilities included organizing all traveling arrangements including flights, accommodations, and in-country transportation, and coordinating the provision of kosher food in foreign countries. Mr. Bergman graduated from the Chachmei Lublin High School in Bnei Brak in 1995.

The Board has concluded that Mr. Akiva Bergman should serve as a Director of the Company because of his extensive experience in providing kosher services and his proven organizational skills.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert. We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

Involvement in Legal Proceedings

None of our Directors, nominee for Directors or officers has appeared as a party during the past ten years in any legal proceedings that may bear on his ability or integrity to serve as a Director or officer of the Company.

Board Leadership Structure

The Company has chosen to combine the principal executive officer and Board chairman positions. The Company believes that this Board leadership structure is the most appropriate for the Company for the following reasons. First, the Company is a development stage company and at this early stage it is more efficient to have the leadership of the Board in the same hands as the principal executive officer of the Company. The challenges faced by the Company at this stage – obtaining financing and developing our business – are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the Company’s business. Second, Mr. Shalom is uniquely suited to fulfill both positions of responsibility because of his sales abilities which will be helpful in recruiting sales representatives, marketing our kosher certification, and obtaining additional financing, if necessary.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code in the fourth quarter of 2010.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or Directors.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, competitive, and operational risks. The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time. In addition, since the Company does not have an Audit Committee, the Company’s Directors are also responsible for the assessment and oversight of the Company’s financial risk exposures.

EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officers. We have not paid any compensation to our officers since inception.

We have no employment agreements with any of our executive officers or employees.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There is currently no employment or other contracts or arrangements with officers or Directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 9, 2010, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current Directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the disposition of the shares. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

The percentages below are calculated based on 8,620,000 shares of our common stock issued and outstanding as of July 9, 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner (²)	Amount and Nature of Beneficial Ownership	Percentage of Class(¹)

Common Stock	Mr. Omri Amos Shalom	6,000,000	69.60

Common Stock	Mr. Akiva Bergman	1,000,000	11.60

All officers as a Group		7,000,000	81.20

(¹)	Based on 8,620,000 shares of our common stock outstanding.
(²)	The address for Mr. Shalom is 72 Yehudah HaMaccabi, Unit 11 Tel Aviv, Israel 61070
The address for Mr. Bergman is 72 Yehudah HaMaccabi, Unit 11 Tel Aviv, Israel 61070

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Future Sales by Existing Stockholders

As of the date of this prospectus, there are 46 stockholders of record holding a total of 8,620,000 shares of common stock. All of our issued shares of common stock are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Of these 8,620,000 shares, the 1,620,000 shares held by the Selling Stockholders are being registered in this offering and will be freely tradable without restriction or further registration under the Securities Act. The 7,000,000 shares held by our “affiliates”, as such term is defined in Rule 144, are not being registered in this offering and may be sold in the public market commencing one year after their acquisition, subject to the availability of current public information, volume restrictions, and certain restrictions on the manner of sale.  All of the 7,000,000 shares held by our affiliates have been held for over a year .

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

We do not have any issued and outstanding securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On April 17, 2008, we issued 6,000,000 shares of our common stock to Mr. Omri Amos Shalom, our President, Treasurer and Director, for cash payment of $600. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Mr. Omri Shalom, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On February 16, 2009, we issued 1,000,000 shares of our common stock to Mr. Akiva Bergman, our Secretary and Director, for a $140 subscription receivable which was paid on March 26, 2010. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Mr. Akiva Bergman and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

Our officers and Directors may be considered promoters of the Registrant due to their participation in and management of the business since its incorporation.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent Directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of NASDAQ.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, each outstanding share of stock having voting power is entitled to one vote. To the knowledge of our management, at the date hereof, our officers and Directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See "Security Ownership of Certain Beneficial Owners and Management."

We refer you to our Certificate of Incorporation and Bylaws which form a part of this registration statement for a more complete description of the rights and liabilities of holders of our securities.

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our Directors.

Cash Dividends

As of the date of this Registration Statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock. We intend to retain a transfer agent as soon as practicable following the effectiveness of this Registration Statement. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock. Our officers do not have any experience acting as a transfer agent for publicly traded securities.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations, as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 8,620,000 shares of our common stock. Of these shares, all of the 1,620,000 shares to be registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 7,000,000 shares of common stock to be outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates and who has beneficially owned shares of our common stock that are deemed restricted securities for at least one year would be entitled after such one year holding period to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal 86,200 shares immediately after this offering, subject to the continued availability of current public information about us and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

  PLAN OF DISTRIBUTION

This prospectus relates to the registration of 1,620,000 shares of common stock on behalf of the selling stockholders.

There is no current market for our shares

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA Regulations, Inc. for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. The selling security holders will be offering our shares of common stock at a fixed price of $0.025 per share until our shares are quoted on the OTC Bulletin Board and thereafter will be sold at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. Pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-9 and Rule 3a(51)-(1), "penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers prior to a transaction in a penny stock not otherwise exempt from those rules The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer or employee.

Our financial statements for the period from inception to May 31, 2010, included in this prospectus have been audited by Weinberg & Baer LLC, as set forth in their report included in this prospectus.

Certain legal matters, including the legality of the securities offered, will be passed upon for us   by SRK Law Offices.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Weinberg & Baer LLC are our auditors. There have not been any disagreements with our auditors on accounting and financial disclosure or any other matter.

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS
MAY 31, 2010, DECEMBER 31, 2009 AND 2008

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Top Gear Inc.:

We have audited the accompanying balance sheets of Top Gear Inc. (a Delaware corporation in the development stage) as of May 31, 2010, December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for five months ended May 31, 2010 and 2009, and years ended December 31, 2009 and 2008, and from inception (December 31, 2007) through May 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Top Gear Inc. as of May 31, 2010, December 31, 2009 and 2008, and the results of its operations and its cash flows for the five months ended May 31, 2010 and 2009, and years ended December 31, 2009 and 2008, and from inception (December 31, 2007) through May 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenue to cover its operating costs. As such, it has incurred an operating loss since inception. Further, as of May 31, 2010, the cash resources of the Company were insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
June 25, 2010

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF MAY 31, 2010, DECEMBER 31, 2009 AND 2008

	As of	As of	As of
	May 31,	December 31,	December 31,
	2010	2009	2008

ASSETS

Current Assets:
Cash and cash equivalents	$9,407	$16,716	$7,834
Total current assets	9,407	16,716	7,834

Total Assets	$9,407	$16,716	$7,834

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$6,000	$-	$-

Total current liabilities	6,000	-	-

Commitments and Contingencies	-	-	-

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 8,620,000 shares issued and outstanding (6,000,000 shares issued and outstanding at December 31, 2008)	862	862	600
Stock subscriptions receivable	-	(140)	-
Additional paid-in capital	89,778	89,778	49,400
(Deficit) accumulated during development stage	(87,233)	(73,784)	(42,166)

Total stockholders' equity (deficit)	3,407	16,716	7,834

Total Liabilities and Stockholders' Equity	$9,407	$16,716	$7,834

The accompanying notes to financial statements are
an integral part of these statements.

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE FIVE MONTHS ENDED MAY 31, 2010 AND YEARS ENDED
DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (DECEMBER 31, 2007)
THROUGH MAY 31, 2010

	Five Months Ended	Five Months Ended	Year Ended	Year Ended	Cumulative
	May, 31	May, 31	December 31,	December 31,	From
	2010	2009	2009	2008	Inception

Revenues	$-	$-	$-	$-	$-

Expenses:
General and administrative-
Professional fees	11,284	-	-	284	11,568
Consulting fees	2,050	-	31,000	41,763	74,813
Other	115	7	618	119	852

Total general and administrative expenses	13,449	7	31,618	42,166	87,233
					-
(Loss) from Operations	(13,449)	(7)	(31,618)	(42,166)	(87,233)

Other Income (Expense)	-	-	-	-	-

Provision for income taxes	-	-	-	-	-

Net (Loss)	$(13,449)	$(7)	$(31,618)	$(42,166)	$(87,233)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	8,620,000	6,695,364	7,402,137	4,257,534

The accompanying notes to financial statements are
an integral part of these statements.

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (DECEMBER 31, 2007)
THROUGH MAY 31, 2010

					(Deficit)
					Accumulated
			Stock	Additional	During the
	Common stock		Subscriptions	Paid-in	Development
Description	Shares	Amount	Receivable	Capital	Stage	Totals

Balance - at inception	-	$-	$-	$-	$-	$-

Common stock issued for cash ($0.0001/share)	6,000,000	600	-	-	-	600

Capital contribution	-	-	-	49,400	-	49,400

Net (loss) for the period	-	-	-	-	(42,166)	(42,166)

Balance - December 31, 2008	6,000,000	600	-	49,400	(42,166)	7,834

Common stock subscribed ($0.00014/share)	1,000,000	100	(140)	40	-	-

Common stock issued for cash ($0.025/share)	1,620,000	162	-	40,338	-	40,500

Net (loss) for the period	-	-	-	-	(31,618)	(31,618)

Balance -December 31, 2009	8,620,000	862	(140)	89,778	(73,784)	16,716

Stock subscription payment received	-	-	140	-	-	140

Net (loss) for the period	-	-	-	-	(13,449)	(13,449)

Balance -May 31, 2010	8,620,000	862	-	89,778	(87,233)	3,407

The accompanying notes to financial statements are
an integral part of these statements.

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED MAY 31, 2010, DECEMBER 31, 2009 AND 2008, AND
CUMULATIVE FROM INCEPTION (DECEMBER 31, 2007)
THROUGH MAY 31, 2010

	Five Months Ended	Five Months Ended	Year Ended	Year Ended	Cumulative
	May 31,	May 31,	December 31,	December 31,	From
	2010	2009	2009	2008	Inception

Operating Activities:
Net (loss)	$(13,449)	$(7)	$(31,618)	$(42,166)	$(87,233)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Changes in net assets and liabilities-Accounts payable and accrued liabilities	6,000	-	-	-	6,000

Net Cash Used in Operating Activities	(7,449)	(7)	(31,618)	(42,166)	(81,233)

Investing Activities:
Cash provided by investing activities	-	-	-	-	-

Net Cash Provided by Investing Activities	-	-	-	-	-

Financing Activities:
Capital contribution	-	-	-	49,400	49,400
Proceeds from common stock	140	-	40,500	600	41,240

Net Cash Provided by Financing Activities	140	-	40,500	50,000	90,640

Net (Decrease) Increase in Cash	(7,309)	(7)	8,882	7,834	9,407

Cash - Beginning of Period	16,716	7,834	7,834	-	-

Cash - End of Period	$9,407	$7,827	$16,716	$7,834	$9,407

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-	$-	$-
Income taxes	$-	$-	$-	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

TOP GEAR INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Basis of Presentation and Organization

Top Gear Inc. (the “Company”) is in the development stage, and has limited operations. The Company was incorporated under the laws of the State of Delaware on December 31, 2007 and began activity in 2008. The business plan of the Company is to become a leading kosher food certification organization. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the period ended May 31, 2010.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of May 31, 2010, December 31, 2009 and December 31, 2008, the carrying value of accounts payable-trade and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

Lease Obligations

All non cancellable leases with an initial term greater than one year are categorized as either capital leases or operating leases. Assets recorded under capital leases are amortized according to the methods employed for property and equipment or over the term of the related lease, if shorter.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of May 31, 2010, December 31, 2009 and December 31, 2008, and expenses for the five months ended May 31, 2010 and the years ended December 31, 2009 and December 31, 2008, and cumulative from inception. Actual results could differ from those estimates made by management.

Fiscal Year End

The Company has adopted a fiscal year end of December 31.

2.  Development Stage Activities and Going Concern

The Company is currently in the development stage, and has not commenced operations. The business plan of the Company is to become a leading kosher food certification organization.

On June 25, 2009, the Company offered a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,500 through the issuance of 1,620,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of September 8, 2009, the Company raised $40,500 in proceeds with the issuance of 1,620,000 shares of its common stock.

The Company commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,620,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenues to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of May 31, 2010 the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.  Common Stock

On April 17, 2008, the Company issued 6,000,000 shares of common stock to an officer and director of the Company, for cash payment of $600.

On February 16, 2009, the Company issued 1.000,000 shares of common stock to an officer and director of the Company, for a $140 subscription receivable.

On June 25, 2009, the Company began a capital formation activity through a PPO, exempt from registration under the Securities Act of 1933, to raise up to $40,500 through the issuance of 1,620,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share. As of September 8, 2009, the Company had received $40,500 in proceeds from the PPO.

The Company also commenced an activity to submit a Registration Statement on Form S-1 to the Securities and Exchange Commission (“SEC”) to register 1,620,000 of its outstanding shares of common stock on behalf of selling stockholders. The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

4.  Income Taxes

The provision (benefit) for income taxes for the period ended May 31, 2010, December 31, 2009 and 2008, was as follows (assuming a 23% effective tax rate):

	2010	2009	2008

Current Tax Provision:
Federal-
Taxable income	$-	$-	$-

Total current tax provision	$-	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$3,093	$7,272	$9,698
Change in valuation allowance	(3,093)	(7,272)	(9,698)

Total deferred tax provision	$-	$-	$-

The Company had deferred income tax assets as of May 31, 2010, and December 31, 2009 and 2008, as follows:

	2010	2009	2008

Loss carryforwards	$20,064	$16,970	$9,698
Less - Valuation allowance	(20,064)	(16,970)	(9,698)

Total net deferred tax assets	$-	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the five months ended May 31, 2010 and for the years ended December 31, 2009 and 2008 because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of May 31, 2010, the Company had approximately $87,233 in tax loss carryforwards that can be utilized future periods to reduce taxable income, and expire by the year 2030.

The federal income tax returns of the Company are subject to examination by the IRS, generally for three years after they are filed.

5.   Related Party Loans and Transactions

On April 17, 2008, the Company issued 6,000,000 shares of common stock to an officer and director of the Company, for cash payment of $600. In addition, the officer and director made a capital contribution of $49,400.

On February 16, 2009, the Company issued 1.000,000 shares of common stock to an officer and director of the Company, for $140 subscription receivable.

The Company's president and Director provides rent-free office space to the Company.

6.  Recent Accounting Pronouncements

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”), codified in FASB ASC 820-10-65, which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company's results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165") codified in FASB ASC 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB ASC 855-10-05 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. FASB ASC 855-10-05 is effective for interim and annual periods ending after June 15, 2009. FASB ASC 855-10-05 requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued SFAS No. 166, "Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 166"), codified as FASB ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. FASB ASC 860 eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets and requires additional disclosures. FASB ASC 860 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 860 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167"), codified as FASB ASC 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FASB ASC 810-10 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. FASB ASC 810-10 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. FASB ASC 810-10 also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. FASB ASC 810-10 is effective for fiscal years beginning after November 15, 2009. The adoption of FASB ASC 810-10 did not have an impact on the Company's financial condition, results of operations or cash flows.

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements. The adoption of FASB ASC 105 did not impact the Company's financial position or results of operations.

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Article VI of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.  Pursuant to Article XII of our bylaws, we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, as it may be amended from time to time.  Our bylaws also provide for discretionary indemnification for the benefit of agents to the fullest extent permissible under Delaware law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this Registration Statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, all amounts are estimates. All such expenses will be borne by the Registrant.

Name of Expense	Amount ($)
Securities and Exchange Commission registration fee	3
Legal, accounting fees and expenses (1)	25,000

Total (1)	25,003

(1) Estimated.

Recent Sales of Unregistered Securities

On April 17, 2008, we issued 6,000,000 shares of our common stock to Mr. Omri Shalom, our President, Treasurer and Director, for cash payment to us of $600. We believe this issuance was deemed to be exempt under Regulation S of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Mr. Shalom, who is a non-U.S. citizen, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

On February 16, 2009, we issued 1,000,000 shares of our common stock to Mr. Akiva Bergman, our Secretary and Director, for cash payment to us of $140. We believe this issuance was deemed to be exempt under the Securities Act. No advertising or general solicitation was employed in offering the securities. The offering and sale was made only to Mr. Bergman, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933.

From June through September 2009, we issued 1,620,000 shares of common stock to 44 investors in a fully subscribed private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S. The consideration paid for such shares was $0.025 per share, amounting in the aggregate to $40,500. Each purchaser represented to us that such purchaser was not a United States person (as defined in Regulation S) and was not acquiring the shares for the account or benefit of a United States person. Each purchaser further represented that at the time of the origination of contact concerning the subscription for the units and the date of the execution and delivery of the subscription agreement for such units, such purchaser was outside of the United States. We did not make any offers in the United States, and there were no selling efforts in the United States. There were no underwriters or broker-dealers involved in the private placement and no underwriting discounts or commissions were paid.

All of the aforementioned issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with any of these sales.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1*	Articles of Incorporation of Registrant.

3.2*	Bylaws of Registrant.

4.1*	Specimen Common Stock Certificate.

5.1	Opinion of SRK Law Offices regarding the legality of the securities being registered.

10.1*	Consultant Agreement with kashrut consultant dated June 7, 2010.

10.2	Form of Subscription Agreement.

23.1	Consent of Weinberg & Baer LLC.

23.2	Consent of Legal Counsel (incorporated in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page of the registration statement filed on July 12, 2010).

*previously filed

Undertakings

The undersigned Registrant hereby undertakes to:

(a) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on September 21, 2010.

TOP GEAR INC.

By:	/s/ Omri Amos Shalom
Name: Omri Amos Shalom
Title: President, Treasurer and Director
(Principal Executive and Principal
Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: September 21, 2010	/s/ Omri Amos Shalom
Name: Omri Amos Shalom
Title: President, Treasurer and Director
(Principal Executive and Principal Financial and Accounting Officer)

Date: September 21, 2010	/s/ Akiva Bergman
Name: Akiva Bergman
Title: Secretary and Director

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                           , (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.